LaSalle Bank N.A.
135 South LaSalle Street
Suite 1625
Chicago, IL 60603

Global Securities and Trust Services

Annual Statement of Compliance

VIA: EMAIL

Merrill Lynch Mortgage Investors, Inc.
250 Vesey Street
4 World Financial Center, 10th Floor
New York, New York 10080

Home Loan Services, Inc.
150 Allegheny Center Mall
Pittsburgh, Pennsylvania 15212

Re:	Merrill Lynch First Franklin Mortgage Loan Trust,
Mortgage Loan Asset-Backed Certificates, Series 2007-H1

Reference is made to the Pooling and Servicing Agreement (the "Agreement"), dated as of September 1, 2007, among Merrill Lynch Mortgage Investors, Inc., as Depositor, Home Loan Services, Inc., as Servicer, and LaSalle Bank National Association, as Trustee, relating to Merrill Lynch First Franklin Mortgage Loan Trust, Mortgage Loan Asset-Backed Certificates, Series 2007-H1

I, Barbara L. Marik, a Senior Vice President of LaSalle Bank National Association, as Trustee hereby certify that:

          (1) A review of the activities of the Trustee during the preceding calendar year and of the performance of the Trustee under the Agreement has been made under my supervision; and

          (2) To the best of my knowledge, based on such review, the Trustee has fulfilled all its obligations under the Agreement in all material respects throughout such year or a portion thereof.

Date: February 27, 2008

LaSalle Bank National Association, as Trustee

/s/ Barbara L. Marik
Barbara L. Marik
Senior Vice President